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                                                                    EXHIBIT 5.8

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 31st day of October, 1996 by and between COMMON SENSE TRUST, a Massachusetts business trust, hereinafter referred to as the "TRUST," and Van Kampen American Capital Asset Management, Inc., a Delaware corporation, hereinafter referred to as the "Adviser."

The TRUST and the ADVISER agree as follows:

(1.)  Appointment

a. The TRUST hereby appoints the ADVISER to act as investment adviser to the TRUST's Common Sense Money Market Fund (the "Fund") for the period and on the terms set forth in this Agreement. The ADVISER accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

b. In the event that the TRUST establishes one or more funds with respect to which it desires to retain the ADVISER to act as investment adviser hereunder, it shall notify the ADVISER in writing. If the ADVISER is willing to render such services it shall notify the TRUST in writing whereupon such fund shall become a fund hereunder and the compensation payable by such new fund to the ADVISER will be as agreed in writing at that time.

(2.)  Services Rendered and Expenses Paid by ADVISER

The ADVISER, subject to the control, direction and supervision of the TRUST's Trustees and in conformity with applicable laws, the TRUST's Declaration of Trust, Bylaws, registration statement, prospectuses and the stated investment objectives, policies and restrictions of the Fund, shall:

a. manage the investment and reinvestment of the TRUST's assets including, by way of illustration, the evaluation of pertinent economic, statistical, financial and other data, determination of the industries and companies to be represented in the Fund, and formulation and implementation of investment programs;

b. maintain a trading desk and place all orders for the purchase and sale of portfolio investments for the account of the Fund of the TRUST with brokers or dealers selected by the ADVISER;

c. conduct and manage the day-to-day operations of the TRUST including, by way of illustration, the preparation of registration statements, prospectuses, reports, proxy solicitation materials and amendments thereto, the furnishing of legal services except for services provided by outside counsel to the TRUST selected by the
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Trustees, and the supervision of the TRUST's Treasurer and the personnel working under his direction; and

d. furnish to the TRUST office space, facilities, equipment and personnel adequate to provide the services described in paragraphs a., b., and c. above and pay the compensation of each TRUST trustee and TRUST officer who is an affiliated person of the ADVISER, except the compensation of the TRUST's Treasurer and related expenses as provided below.

In performing the services described in paragraph b. above, the ADVISER shall use its best efforts to obtain for the TRUST and the Fund the most favorable price and execution available and shall maintain records adequate to demonstrate compliance with this requirement. Subject to prior authorization by the TRUST's Trustees of appropriate policies and procedures, the ADVISER may, to the extent authorized by law, cause the TRUST to pay a broker or dealer that provides brokerage and research services to the ADVISER an amount of commission for effecting a fund investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. In the event of such authorization and to the extent authorized by law the ADVISER shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

Except as otherwise agreed, or as otherwise provided herein, the TRUST shall pay, or arrange for others to pay, all its expenses other than those expressly stated to be payable by the ADVISER hereunder, which expenses payable by the TRUST shall include (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of fund investments; (iii) compensation of its trustees and officers other than those who are affiliated persons of the ADVISER; (iv) compensation of its Treasurer, compensation of personnel working under the Treasurer's direction, and expenses of office space, facilities, and equipment used by the Treasurer and such personnel in the performance of their normal duties for the TRUST which consist of maintenance of the accounts, books and other documents which constitute the record forming the basis for the TRUST's financial statements, preparation of such financial statements and other TRUST documents and reports of a financial nature required by federal and state laws, and participation in the production of the TRUST's registration statement, prospectuses, proxy solicitation materials and reports to shareholders; (v) fees of outside counsel to and of independent accountants of the TRUST selected by the Trustees; (vi) custodian, registrar and shareholder service agent fees and expenses; (vii) expenses related to the repurchase or redemption of its shares including expenses related to a program of periodic repurchases or redemptions; (viii) expenses related to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto; (ix) fees and related expenses of registering and





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qualifying the TRUST and its shares for distribution under state and federal securities laws; (x) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the TRUST; (xi) all other expenses incidental to holding meetings of the TRUST's shareholders including proxy solicitations therefor; (xii) expenses for servicing shareholder accounts; (xiii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiv) dues for the TRUST's membership in trade associations approved by the Trustees; and (xv) such non-recurring expenses as may arise, including those associated with actions, suits, or proceedings to which the TRUST is a party and the legal obligation which the TRUST may have to indemnify its officers and trustees with respect thereto. To the extent that any of the foregoing expenses are allocated between the TRUST and any other party, such allocations shall be pursuant to methods approved by the Trustees.

(3.)  Role of ADVISER

The ADVISER, and any person controlled by or under common control with the ADVISER, shall be free to render similar services to others and engage in other activities, so long as the services rendered to the TRUST are not impaired.

Except as otherwise required by the Investment Company Act of 1940 ("1940 Act") any of the shareholders, trustees, officers and employees of the TRUST may be a shareholder, director, officer or employee of, or be otherwise interested in, the ADVISER, and in any person controlled by or under common control with the ADVISER, and the ADVISER, and any person controlled by or under common control with the ADVISER, may have an interest in the TRUST.

Except as otherwise agreed, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties hereunder on the part of the ADVISER, the ADVISER shall not be subject to liability to the TRUST, or to any shareholder of the TRUST, for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

(4.)  Compensation Payable to ADVISER

The TRUST shall pay to the ADVISER, as compensation for the services rendered, facilities furnished and expenses paid by the ADVISER, with respect to the Fund, a monthly fee calculated at the following annual rates:

 .50% of the first $2 billion of average daily net assets; .475% of the next $2 billion of average daily net assets; and .45% of average daily net assets in excess of $4 billion.





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Average daily net assets of the Fund shall be determined by taking the average of the net assets for each business day during a given calendar month, made in the manner provided in the TRUST's Declaration of Trust.

The fees payable to the ADVISER by the TRUST pursuant to this Section 4 shall be reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the ADVISER, or any other direct or indirect majority owned subsidiary of Van Kampen American Capital, Inc., or its successor, in connection with the purchase and sale of assets of the TRUST, less any direct expenses incurred by such person, in connection with obtaining such commissions, fees, brokerage or similar payments. The ADVISER shall use its best efforts to recapture all available tender offer solicitation fees and exchange offer fees in connection with the Fund's transactions and shall advise the Trustees of any other commissions, fees, brokerage or similar payments which may be possible for the ADVISER or any other direct or indirect majority owned subsidiary of Van Kampen American Capital, Inc., or its successor, to receive in connection with the Fund's transactions or other arrangements which may benefit the TRUST.

In the event that the ordinary business expenses of the Fund, for any fiscal year should exceed the most restrictive expense limitation applicable in the states where the TRUST's shares are qualified for sale, unless waived, the compensation due to the ADVISER for such fiscal year shall be reduced by the amount of such excess. The ADVISER's compensation shall be so reduced by a reduction or a refund thereof, at the time such compensation is payable after the end of each calendar month during such fiscal year of the TRUST, and if such amount should exceed such monthly compensation, the ADVISER shall pay the Fund an amount sufficient to make up the deficiency, subject to readjustment during the TRUST's fiscal year. For purposes of this paragraph, all ordinary business expenses of the Fund include the investment advisory fee and other operating costs paid by the Fund except for (i) interest and taxes; (ii) brokerage commissions; (iii) expenses incurred as a result of litigation in connection with a suit involving a claim for recovery by the Fund; (iv) as a result of litigation involving a defense against a liability asserted against the TRUST and the Fund, provided that, if the ADVISER made the decision or took the actions which resulted in such claim, it acted in good faith without negligence or misconduct; (v) any indemnification paid by the TRUST to its officers and trustees and the ADVISER in accordance with applicable state and federal laws as a result of such litigation; and (vi) amounts paid to PFS Distributors, Inc., the distributor of the Trust's shares, in connection with a distribution plan adopted by the Trust's Trustees pursuant to Rule 12b-1 under the 1940 Act.

If the ADVISER shall serve for less than the whole of any month,





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the foregoing compensation shall be prorated.

(5.)  Books and Records

In compliance with the requirements of the 1940 Act, the ADVISER hereby agrees that, to the extent required by law, all records which it maintains for the TRUST are the property of the TRUST and further agrees to surrender promptly to the TRUST any of such records upon the TRUST's request. The ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the Act.

(6.)  Duration and Termination

This Agreement will become effective with respect to the Fund on the date hereof, and with respect to any additional funds, on the date of receipt by the TRUST of notice from the ADVISER in accordance with Section 1(b) hereof that the ADVISER is willing to serve as investment adviser with respect to such fund, provided that this Agreement (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall have been approved by the shareholders of the Fund subject to this Agreement, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive periods of twelve months each, provided such continuance is specifically approved at least annually, (a) by the vote of a majority of those members of the TRUST's Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the TRUST's Trustees or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by the TRUST (by vote of the TRUST's Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by the ADVISER, on sixty days' written notice. This Agreement will immediately terminate in the event of its assignment.

(7.)  Amendment of this Agreement

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective as to the Fund until approved by vote of a majority of the outstanding voting securities of the Fund if such vote is required by the 1940 Act.





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(8.)  Miscellaneous Provisions

For the purposes of this Agreement, the terms "affiliated person", "assignment," "interested person," and "majority of the outstanding voting securities" shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted to either the ADVISER or the TRUST by the Securities and Exchange Commission, or such interpretive positions as may be taken by the Commission or its staff, under said Act, and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

The Declaration of Trust establishing Common Sense Trust, dated January 29, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Common Sense Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of said TRUST shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said TRUST, but the Trust Estate only shall be liable. All obligations of the TRUST under this Agreement shall apply only on a Fund by Fund basis and the assets of one Fund shall not be liable for the obligations of any other Fund.

The parties hereto each have caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.



COMMON SENSE TRUST

By: /s/ DENNIS J. MCDONNELL
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Name: Dennis J. McDonnell
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Its:  Executive Vice President
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VAN KAMPEN AMERICAN CAPITAL ASSET MANAGEMENT, INC.

By: /s/ PETER W. HEGEL
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Name: Peter W. Hegel
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Its:  Executive Vice President
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